Exhibit 3.12

ARTICLES OF INCORPORATION
OF

        The undersigned does hereby act as incorporator in adopting the following Articles of Incorporation for the purpose of organizing a business corporation, pursuant to the provisions of the Colorado Business Corporation Act.

        FIRST: The corporate name for the corporation (hereinafter called the "corporation") is                                                   .

        SECOND: The number of shares which the corporation is authorized to issue is 1,000, all of which are without par value, are of the same class, and are common shares.

        THIRD: The street address of the initial registered office of the corporation in the State of Colorado is 1560 Broadway, Denver, Colorado 80202. The name of the initial registered agent of the corporation at the said registered office is Corporation Service Company.

        FOURTH: The address of the corporation's initial principal office is 900 Victor's Way, Suite 350, Ann Arbor, MI 48108.

        FIFTH: The name and address of the incorporator is Stuart D. Logan, Esq., Dykema Gossett PLLC, 1577 N. Woodward Avenue, Suite 300, Bloomfield Hills, Michigan 48304-2820.

        SIXTH: The purposes for which the corporation is organized are to engage in any lawful business.

        SEVENTH: The corporation shall, to the fullest extent permitted by the provisions of the Colorado Business Corporation Act, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said provisions from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said provisions, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

        EIGHTH: The personal liability of the directors of the corporation is eliminated to the fullest extent permitted by the provisions of the Colorado Business Corporation Act, as the same may be amended and supplemented.

        NINTH: The duration of the corporation shall be perpetual.

        TENTH: Cumulative voting is not desired in the election of directors.

Signed on this 23rd day of February, 2000.

/s/ STUART D. LOGAN Stuart D. Logan, Incorporator